Exhibit 99.1

PRESS RELEASE

For more information, contact:
Paul B. Toms Jr.,
Chairman & Chief Executive Officer
Phone: (276) 632-2133,
E. Larry Ryder,
Executive Vice President & Chief Financial Officer
Phone: (276) 632-2133, or
Kim D. Shaver,
Director of Marketing Communications
Phone: (336) 454-7088 or (336) 880-1230 (cell)

For immediate release: December 27, 2002

Hooker Furniture Signs Definitive Purchase Agreement
to Acquire Bradington-Young and Adds Two New Directors to Board

Martinsville, VA.: Hooker Furniture (NASDAQ-SCM:HOFT) announced today that it has signed a definitive asset purchase agreement to acquire Cherryville, N.C.-based leather seating specialist Bradington-Young.

Hooker announced in October that it had reached an agreement to acquire the upholstery producer with 2002 fiscal sales of just under $50 million. The agreement provides that Hooker will purchase all of the assets of Bradington-Young for $24.5 million in cash less assumed debt, subject to a net working capital adjustment. Based on fiscal 2002 sales, the companies would have combined annual net sales of just under $300 million.

The Company expects the transaction to close early in January 2003, subject to customary closing conditions. The Company expects the acquisition to add incrementally to its earnings during the first year, and expects to finance the entire purchase price with additional bank debt.

Bradington-Young’s strength in leather executive desk chairs, leather recliners and motion upholstery in the upper-medium price range is a natural complement to Hooker’s home office and home entertainment products in the same price range, the Company believes. “We’re excited about diversifying the Company into another major product category, and the potential synergies and sales growth the acquisition offers both companies,” said Paul B. Toms Jr., chairman and chief executive officer of Hooker.

In other news, the Board of Directors of Hooker Furniture approved two additional directors to fill vacant board seats, Alan D. Cole and Robert A. Taylor. Cole was most recently president and chief executive officer of Lifestyle Furnishings International, which was at one time the nation’s largest furniture manufacturing conglomerate with sales of approximately $2 billion. Previously, he had served as president of motion seating specialist Berkline Corp. and was vice president and general manager of Broyhill’s upholstery division.

Taylor is president and general manager of the chemical coatings division for Sherwin-Williams Co. and previously was president and chief operating officer for Lilly Industries and held market development, operations and business management positions with AKZO Nobel. “We’re extremely pleased to have both men join our board,” said Toms.

Alan Cole’s extensive experience in upholstered furniture merchandising and manufacturing “will be invaluable as we integrate Bradington-Young into our company,” Toms said. “Bob Taylor’s knowledge of the domestic case goods industry and his international manufacturing experience also will be invaluable as Hooker continues to operate in both arenas.”

Ranked among the nation’s top 20 furniture manufacturers in sales, Hooker Furniture is a 78-year-old producer and importer of wall and entertainment systems, home office, occasional, dining, and bedroom furniture with approximately 1,800 employee-owners. The Company has six manufacturing facilities, a distribution center, and a warehouse located in Virginia and North Carolina. Plant locations include Pleasant Garden, Kernersville and Maiden, NC and Martinsville and Roanoke, Va. The Company’s stock is listed on the NASDAQ SmallCap Market. The stock closed at $18.62 per share on December 19. Please visit us on the World Wide Web at http://www.hookerfurniture.com/

Certain statements made in this report are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “would,” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. These statements reflect the Company’s reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include but are not limited to the ability of the Company to consummate the proposed acquisition of Bradington-Young LLC and to successfully integrate Bradington-Young’s business operations, the cyclical nature of the furniture industry, domestic and international competition in the furniture industry, general economic or business conditions, both domestically and internationally, fluctuations in the price of key raw materials including lumber, which is the most significant raw material used by the Company, supply disruptions or delays affecting imported products, adverse political acts or developments in the international markets from which the Company imports products, fluctuations in foreign currency exchange rates affecting the price of the Company’s imported products, and capital costs.